AMERICAN BIOCARE, INC.
(A Development Stage Company)
Pro Forma Consolidated Financial Statements
(Unaudited)
December 31, 2010 and 2009

AMERICAN BIOCARE, INC.
(A Development Stage Company)
Pre Forma Consolidated Balance Sheets
(Unaudited)
	December 31, 2010	December 31, 2009
Assets
Current Assets
Cash	$277,496	$1,732
Receivables	471,744	-
Other current assets	1,084	-
Total Current Assets	750,324	1,732
Fixed Assets
Fixed assets (net)	74,200	-
Total Fixed Assets	74,200	-
Other Assets
Deposits	200	-
Acquisition of Subsidiaries	-	-
Goodwill	-	-
Total Other Assets	200	-
Total Assets	$824,724	$1,732
Liabilities & Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$332,034	$102,669
Accrued interest	3,198	799
Notes payable related party (net of discount of $0 and $6,813)	26,646	19,833
Due to affiliate	3,550	3,550
Due to officers	318,083	60,000
Total Current Liabilities	683,511	186,851
Other Liabilities
Notes payable	-	-
Total Liabilities	683,511	186,851
Stockholders' Equity (Deficit)
Common Stock, $0.001 par value, 146,000,000 Series A Common shares authorized and none issued; and 4,000,000 Series B common shares issued and
outstanding authorized and 3,512,139 and 3,069,111 shares issued at December 31, 2010 and 2009	3,512	3,069
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued	-	-
Additional paid in capital	1,362,317	605,787
Deficit accumulated during the development stage	(1,224,616)	(793,975)
Total Equity	141,213	(185,119)
Total Liabilities and Stockholders' Equity	$824,724	$1,732

AMERICAN BIOCARE, INC.
(A Development Stage Company)
Pre Forma Consolidated Statement of Operations
(Unaudited)

			For the Period from February 28, 1997 (Inception) to December 31, 2010
	December 31, 2010	December 31, 2009
Revenues	$4,410,211	$-	$4,410,211
Cost of Sales	3,381,480	-	3,381,480
Gross Margin	1,028,731	-	1,028,731
General & Administrative
Consulting fees-related parties	974,000	456,500	1,600,902
Professional fees	172,142	59,965	288,058
Salaries and wages	-	-	-
Rent	35,092	6,600	56,792
Other general and administrative	650,478	11,541	682,082
Total Expenses	1,831,712	534,606	2,627,834
Net operating loss	(802,981)	(534,606	(1,599,103)
Other income and expenses
Cancellation of accounts payable	65,000	-	65,000
Interest expense	(9,504)	(4,718	(14,222)
Net loss	$(747,485)	$(539,324	$(1,548,325)